EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ESSA Bancorp, Inc. Adding New Board Member

Stroudsburg, PA (July 2, 2018) — ESSA Bancorp, Inc. (NASDAQ: ESSA), the holding company for ESSA Bank & Trust, a $1.8 billion asset institution providing full-service commercial and retail banking, financial, and investment services, today announced the re-appointment of Philip H. Hosbach, IV to its board of directors.

Hosbach will rejoin the board following his initial term from 2014-2016. Mr. Hosbach resigned as a director of ESSA and ESSA Bank & Trust in 2016 following his acceptance of a career assignment overseas.  This increases the size of ESSA's board to 11 directors.

Hosbach recently retired from Sanofi Pasteur as Vice President, Global Public Affairs for Vaccines where he was based in Lyon, France. His prior roles in the U.S. included Vice President, New Products and Immunization Policy and Vice President, Global Vaccine Public Affairs for the Swiftwater, Pennsylvania-based multi-billion dollar global healthcare company. He was also a member of Sanofi Pasteur's board of directors and a member of the company's executive committee.

Hosbach is a respected senior leader with over 31 years of experience, holding executive positions in clinical research, research and development, advocacy, government relations, and commercial operations, including marketing and sales. His interdisciplinary expertise ranges in public affairs, global corporate governance, public policy, and U.S. federal and state government relations.

"We are pleased to welcome Phil back to our organization, bringing with him a wealth of business leadership and philanthropic experience," said Gary S. Olson, President and CEO of ESSA Bancorp. "As a longtime Eastern Pennsylvania resident Phil knows the market that ESSA serves and will help further our position as a leading service-oriented community financial institution in the region."

Mr. Hosbach had been previously appointed by the U.S. Assistant Secretary of Health to the National Vaccine Advisory Committee (NVAC) for a term that ran from October 2012 through February 2017 where his work was widely published and cited.

Hosbach was also a director at Pocono Health System and Pocono Medical Center from 2001 to 2014 where he served on the governance committee and chaired the compensation committee and quality committees. His leadership was instrumental in the development of the Dale and Frances Hughes Cancer Center, a state-of-the-art center with world-class technology, protocols, physicians and staff that opened in 2013.

He holds a bachelor's degree in biology from Lafayette College in Easton, Pennsylvania.

About the Company
ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the company has total assets of $1.8 billion and has 22 community offices and two regional offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory, and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol "ESSA."

MEDIA CONTACT

Jim Gillen, VP Chief Marketing Officer
ESSA Bank & Trust
Corporate Center
200 Palmer Street
Stroudsburg, PA  18360
570-421-0531